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                                                                   EXHIBIT 10.55


                          FORM OF MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (the "Agreement") entered into effective as of the ____ day of , ______ by and between Tried Senior Living__, L.P. ("Owner"), a limited partnership organized under the laws of the State of California, and CAPITAL SENIOR LIVING, INC. ("Capital"), a corporation organized under the laws of the State of Texas.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereby agree as follows:

                                    PREAMBLE

         OWNER by this Agreement is engaging Capital to provide management services relating to the operation of a senior living community to be located in on the land identified in Exhibit A.

         This Agreement is founded on the following assumptions:

         Owner retains primary responsibility to:

         a. Establish the policies of the Facility and to plan for its short-range and long-range goals.

         b. Review and evaluate the performance of Capital in carrying out the established policies and in attaining the goals established by Owner.

         c. Annually review and approve the budget.

         d. Annually review the policies and goals which have been established.

         Capital assumes primary responsibility to:

         a. Implement the policies established by Owner.

         b. Supervise the day-to-day management of the Facility, including all resident activities.

         c. Provide to Owner full, timely and accurate information as to past operations.

         d. Provide to Owner projections and recommendations relating to the future operations of the Facility.

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         The parties therefore agree as follows:

I.       RESPONSIBILITIES OF CAPITAL

         A. RECOMMENDED POLICIES. Capital shall recommend policies and goals to be established by Owner and shall evaluate such policies and goals on an ongoing basis.

         B. MANAGEMENT DUTIES. Capital shall supervise the operation of the Facility, provide management services, install operating procedures and oversee day-to-day operations, all subject to and in accordance with the budgets approved by and policies established by Owner.

         C. MARKETING DUTIES. Capital shall manage and supervise the marketing program. Capital shall establish and periodically review the residency agreement and if required, recommend changes thereof.

         D. EMPLOYEES. All Facility-based Employees, including the administrative employees, shall be employees of Capital. Capital shall have sole authority over Facility-based Employees and Non-Facility-based Employees who are directly responsible for the Facility and all matters pertaining thereto and shall be responsible for all actions and omissions of such employees. All costs of hiring, equipping and providing the services of Facility-based Employees, including, but not limited to, compensation, health insurance, employer liability insurance, payroll taxes, bonding, workers compensation insurance, benefits and vacations shall be an expense of Owner.

         E. OPERATING PROCEDURES. Capital shall develop, install and maintain operating procedures, systems and controls.

         F. FACILITY EXPANSION. Capital shall make recommendations regarding remodeling or expansion of the Facility.

         G. BUDGETS. Capital shall prepare for review and approval by Owner, such approval not to be unreasonably withheld, annual operating budgets for revenue, expense and cash flow of the Facility and a capital expenditures budget. Budgets shall be prepared in advance of each fiscal year. Cash flow projections shall accompany each operating budget. Any changes to the budgets must be approved by Owner, such approval not to be unreasonably withheld.

         H. FINANCIAL CONTROLS. Capital shall establish and maintain a system of financial controls for the Facility.

         I. MONTHLY FINANCIAL STATEMENTS. Capital shall provide to Owner, on a monthly basis, financial statements and related financial reports. Such statements and


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             reports shall be provided by the 20th day after the end of the month. These reports shall be in the form attached as Exhibit "B."

         J. MARKETING REPORTS. Capital shall, on a weekly and monthly basis, provide sales and occupancy reports to Owner, as well as the results of the annual resident satisfaction survey.

         K. LEGAL COUNSEL. Capital, at Facility expense, shall coordinate with Owner the utilization of legal counsel relating to Facility operations.

         L. RENTAL COLLECTIONS AND DISBURSEMENTS. Capital shall collect the revenues from the residents and, on behalf of Owner, deposit all such funds in a residential depository account at a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Capital being the only parties authorized to draw from said account.

             On an as needed basis, Capital shall transfer the funds from the above stated account into an Operating Expense Account in the name of the Facility. The account shall be in a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Capital being the only parties authorized to draw from said account. Capital shall pay out of such Operating Expense Account all operating expenses for which payment has been approved in accordance with the budget or approved by Owner (including Capital's Management Fee and any other sums due to Capital from Owner), and all other sums properly payable pursuant to any of the provisions of this Agreement. These funds shall not be co-mingled with funds from any other projects and/or facilities managed and/or operated by Capital.

         M. ACCOUNTING SYSTEMS AND SOFTWARE. Capital shall provide to Owner, during the term of this Agreement, appropriate on-site accounting systems and software, which shall include complete accounting, bookkeeping and record keeping services for the Facility, specifically including, but not limited to, resident billings, accounts payable, accounts receivable, general ledger and inventory records and maintain demographic information on the residents. Acquisition of software for Facility based operations, software maintenance and update charges will be budgeted expenses of the Facility. Payroll processing may be delegated to a third party, the cost of which will be the responsibility of the Facility.

II.      OWNER'S RESPONSIBILITIES

         A.  POLICIES. Owner shall establish the policies for the Facility.

         B. GOALS. Owner shall establish the short range and long range goals of the Facility.


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         C.  BUDGETS. Owner shall review and approve, such approval not to be unreasonably withheld, budgets for the operation of the Facility.

         D. CAPITAL'S PERFORMANCE. Owner shall review and evaluate the performance of Capital in carrying out the policies for the Facility.

         E. LEGAL COUNSEL. Owner shall obtain legal counsel to perform all necessary legal services relating to Owner's ownership of the Facility.

         F. AUDITS. Owner, at its discretion, may engage certified public accountants to perform annual audits of the Facility as well as prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification. Every quarter, upon receipt of reasonable notice to Capital, all financial records pertaining to the Facility will be open for inspection and review by Owner's representatives. All labor and expense associated with such review shall be borne by Owner.

         G. DIRECTIVES. In order to assure proper coordination, Owner shall issue any directions concerning the operations of the Facility only through the President or Vice President of Capital.

         H. OPERATING REPORTS. During the term of this Agreement, Owner shall, within fourteen (14) days of issuance, furnish to Capital copies of any and all Facility-related reports, including the annual audit (if any).

         I. CHANGE OF RESIDENCY AGREEMENT. Owner shall not change the Residency Agreement without consulting with and seeking approval of Capital unless required to do so to comply with any applicable law or regulation.

         J. DECISIONS. Owner shall examine documents submitted by Capital and render decisions pertaining thereto promptly to avoid unreasonable delay.

         K. UNIFORM ACCOUNTS. Facility shall use the uniform chart of accounts recommended by Capital.

         L. FURNISHING INFORMATION. Owner agrees at its expense to install and maintain a computer terminal at the Facility compatible with the mainframe computer currently in use by Capital and to transmit data to Capital via telephone lines.

         M.  RIGHT OF FIRST REFUSAL.

             1. hereby grants to Capital a right of first refusal in the event that decides to sell the Facility during the initial term of this Agreement. shall furnish Capital with a written copy of the terms and conditions of the proposed sale, which terms and conditions shall be certified by as bona fide and Capital shall have forty-five (45) days from the date of


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                  receipt of such written copy within which to notify
                  whether Capital desires to exercise its rights of first refusal to purchase the Facility on the same terms and
                  conditions. If Capital fails to notify     of its desire to
                  exercise its right of first refusal within such forty-five
                  (45) day period, Capital shall be deemed to have not exercised its right of first refusal hereunder.

             2. If Capital exercises its right of first refusal, Capital shall have an additional sixty (60) days following expiration of the forty-five (45) day notice period within which to obtain financing to purchase the Facility. Capital shall
                  notify      whether it has obtained financing to purchase the
                  Facility within such sixty (60) day period. If Capital fails
                  to notify      of its having obtained financing within such
                  sixty (60) day period, Capital shall be deemed not to have obtained the requisite financing.

             3. If Capital gives timely notice of the exercise of its right of first refusal and having obtained the requisite financing to purchase the Facility, the closing on the sale to Capital shall take place within thirty (30) days after the expiration of the sixty (60) day period on materially the same terms and conditions as set forth in the bona fide offer; provided, however, that Capital shall furnish with a non-refundable deposit equal to five percent (5%) of the purchase price, to be credited with interest earned thereon against the purchase price at the closing in order to extend the closing for such thirty (30) day period.

             4.   If Capital fails to give timely notice of the exercise of
                  its rights of first refusal or having obtained the requisite
                  financing to purchase the Facility,      shall be free to
                  close on the sale to the proposed purchaser, with the closing to take place within one hundred eighty (180) days after the failure of Capital to give timely notice, but only on materially the same terms and conditions as set forth in the bona fide offer. If such closing to the proposed purchaser does not occur within such one hundred eighty (180) day period or if the terms and conditions of the proposed sale are not materially the same as set forth in the bona fide offer, the Facility may not be sold without Capital once gain offered the right to exercise its right of first refusal hereunder.

             5. Any sale, sub-lease or assignment with respect to the Facility, other than to Capital, shall be expressly subject to the terms and provisions of this Agreement and shall not
                  relieve      of its liability or obligations hereunder and
                       shall cause any purchaser, assignee or sub-lessee to
                  deliver to Capital written acknowledgement of its agreement to perform hereunder including the payment of the management fee described herein. may at any time, without the consent of Capital, subject its interest in the Facility or any part thereof to the lien of one or more deeds of trust, mortgages or other security instruments, so long as the mortgage and/or


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                  successor in interest confirms its consent to be bound by the terms of this Agreement within ten (10) days following Capital's demand therefor; provided, however, that so long as has no right to terminate this Agreement because of the default of Capital hereunder; in the event of any
                  foreclosure of other proceeding under any such deed or trust, mortgage or other security instruments to enforce the lien or security interest thereby created, this Agreement shall continue in full force and effect notwithstanding such foreclosure or other proceedings.

III.     INSURANCE

         A. Capital shall maintain, in full force and effect, at the Facility's expense, the following insurance protecting Owner and Capital and their officers and employees:

             1.   Employee's fidelity insurance

             2.   Workers compensation and employers liability insurance

             3.   Professional liability insurance

             4. Comprehensive general public liability insurance and overlying umbrella liability coverage against loss or liability for damages for personal injury or death occurring on, in or about the Facility.

                  Such policy or policies shall be written by a responsible insurance company or companies satisfactory to Owner and in kind and amounts satisfactory to Owner. Certificates of insurance showing compliance with the foregoing requirements shall be furnished by Capital to Owner. Certificates shall state that the policy or policies will not be canceled or altered without at least 30 days prior written notice to Owner.

         B. Owner shall procure and maintain, in full force and effect, at Owner's expense the following insurance protecting Owner and Capital and their officers and employees:

             1. Property Insurance for loss or damage by fire and other perils insurable under the broad form of extended coverage insurance available in the area where the Facility is located, and improvements, and contents thereof, constituting all or any portion of the Facility.

             2. Insurance for automobiles owned or hired by Owner and used in connection with the Facility.

                  Such policy or policies shall be written by a responsible insurance company or companies satisfactory to Capital in kind and amounts


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                  satisfactory to Capital. Certificates of insurance showing compliance with the foregoing requirements shall be furnished by Owner to Capital. Certificates shall state that the policy or policies will not be canceled or altered without at lease thirty (30) days prior written notice to Capital.

IV.      TERM AND TERMINATION OF THIS AGREEMENT.

         A. TERM AND TERMINATION WITHOUT CAUSE. This Agreement shall commence on the date set forth on the first page hereof. Payment under
             Section V herein shall commence on the date of the first resident move-in. The term of this Agreement shall continue for a period of ten (10) years from the date of the first resident move-in (the "Initial Term") and continue for the Initial Term unless terminated by law or otherwise according to its terms. Capital shall have the option to extend the term of this Agreement for an additional five (5) year renewal option on the same terms and conditions as herein provided (the "Extended Term").

         B. If Owner terminates the Agreement prior to the expiration of the Initial Term without cause or if Capital terminates this Agreement during the Initial Term for cause as provided in Paragraph IV. B. below, severance compensation in an amount equal to the then-current monthly management fee times the number of months remaining in the Initial Term shall be paid to Capital upon the effective date of termination. Any such termination shall be effective upon the expiration of the ninety (90) day period following the giving of the notice or on such later date as may be specified in the notice.

         C.  TERMINATION FOR CAUSE.

             1. This Agreement may be terminated by Owner for cause for the following reasons:

                  a. In the event of material breach by Capital of a material term hereof, which breach is not cured within sixty (60) days after notice by Owner.

                  b. In the event that a petition in bankruptcy is filed by Capital or its permitted assignee, or in the event Capital or its permitted assignee makes an assignment for the benefit of creditors or takes advantage of an insolvency act, by notice to Capital or assignee.

                  c. In the event that (i) Capital's or any permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Capital or an affiliate of Capital (ii), Capital or any permitted assignee ceases to do business for any reason, by notice to Capital or such assignee and the duties under this Agreement are not assumed by Capital or Capital's Affiliate.


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             2.   This Agreement may be terminated for cause by Capital in the event that Capital fails to receive reimbursement of reimbursable expenses or any compensation due Capital pursuant to the terms of this Agreement or any other compensation due Capital, and such failure continues for a period of sixty (60) days after Capital's written notice thereof to Owner; provided however, that this Agreement shall not be so terminated if Owner pays Capital all such expenses and compensation then due and payable on or before the expiration of said sixty (60) day period.

                  Capital shall have the right to terminate this Agreement if Capital fails to receive reimbursements or compensation as a result of a subordination agreement by Capital in favor of a lender of Owner, but such termination shall not be considered for cause and shall not entitle Capital to the severance compensation provided for in Section IV.B. hereof.

             3. No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

         D. COVENANTS SURVIVING TERMINATION. The termination of this Agreement shall not terminate the right of Owner or Capital to indemnification relating to events occurring during the term of this Agreement under Article VI. K. and to protection of Owner's or Capital's property rights under Article VI.B.

V.       COMPENSATION

         A. OPERATIONS MANAGEMENT FEES. Owner shall pay to Capital a fee in the amount set forth below, payable by the fifteenth day of each month. Payment shall commence on the date of the first resident move-in. The amount to be paid monthly shall be 5% of Gross Revenues generated during the immediately proceeding month provided that the monthly management fee shall not be less than [85% of stabilized gross revenue] ("Monthly Management Fee"). "Gross Revenues" shall be as defined in Section V.B. The Monthly Management Fee for the Facility shall be payable monthly in arrears following calculations thereof upon submission of a monthly statement for such Facility from Capital. It is agreed between Owner and Capital that if the Gross Revenues of the Facility are insufficient to pay all disbursements, including the Monthly Management Fee or any portion thereof, then Owner shall remain responsible for such disbursements. It is further agreed between Owner and Capital that in no event will any disbursement be made to Owner from any Facility Account until all accrued and unpaid fees to Capital and repayments, if any, to Capital for Capital's advancement of funds to cover any insufficiencies in such Facility's Rental or Payroll Account have been paid in full.

         B. INCENTIVE MANAGEMENT FEE. In addition to the Monthly Management Fee stated above, as additional compensation for the services to be rendered by Capital


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             during the Term, Capital shall be paid a fee (the "Incentive
             Management Fee") based upon performance standards which shall be mutually agreed upon by Owner and Capital. Unless otherwise mutually agreed upon by Owner and Capital, the Incentive Management Fee shall equal 25% of the amount, if any, by which Net Cash Flow for any annual or shorter period during the Term ending December 31 of any year or for the last period in the Term ending on the last day of the Term exceeds the agreed upon performance standards.

             For purposes of this Section V.B., "Net Cash Flow" shall mean, for any period for which such sum is being computed, the excess of (a) Gross Revenues for the Facility during such period over (b) Operating Expenses for the Facility during such period. "Gross Revenues" shall mean and refer, for any period for which such Gross Revenues are being determined, the sum of the total gross revenues of the Facility from operations received during such period, including all receipts from (i) rent of units at the Facility, (ii) rent or business interruption insurance, if any,
             (iii) revenue of the Facility for or on account of any and all goods provided and services rendered or activities during such period, (iv) reimbursements of expenses paid by the Facility which are to be borne by others, (v) deposits in the event of forfeiture thereof to the Facility and (vi) other revenues and receipts realized by the Facility from operations and customarily included in Net Cash Flow; Gross Revenues shall not include (i) security deposits received from residents and, if applicable, interest accrued thereon for the benefit of the residents until such deposits or interest are applied for rental payments; (ii) proceeds from the sale or dispositions of all or any part of such Facility; (iii) insurance proceeds received by Owner as a result of any insured loss (except proceeds for rent loss insurance) and proceeds from any condemnation action; (iv) capital contributions made by any partner of Owner; (v) loans by Owner or its partners;
             (vi) proceeds from capital, financing and any other transactions not in the ordinary course of operation of such Facility and (vii) advance rentals paid (until such time as they are earned). "Operating Expenses" shall mean, for any period for which such Operating Expenses are being determined, the sum of the total gross expenditures of the Facility for operations during such period, including (A) all cash operating expenses (including the Monthly Management Fee, any Incentive Management Fee, all commissions and other fees, expenses and allowances paid to Capital), (B) any other expenditures of the Facility which are not treated as capital expenditures under generally accepted accounting practices, and (C) real estate taxes, personal property taxes and sales taxes; provided however, that Operating Expenses shall not include any payments or expenditures to the extent the sources or funds used for such payments or expenditures are not included in Gross Revenues.

         C. CERTAIN EXPENSES. In accordance with the Annual Budgets, the Facility will reimburse Capital for all overhead and expenses incurred by Capital in performing these services under this Agreement, to include, but not be limited to, insurance, salaries of Facility and non-Facility employees, office supplies, the cost of reasonable transportation, lodging and meal expenses for non-Facility-based


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             employees of Capital or its outside consultants when traveling in connection with the performance of the services being performed pursuant to this Agreement, telephone expenses, copying and mailing and express shipments. Relocation, education, professional memberships and licensing expenses of the Facility-based administrative employees shall also be an expense of the Facility.

VI.      MISCELLANEOUS

         A. INSURANCE-SUBROGATION. No indemnity shall be paid to the other party under this Agreement where the claim, damage, liability, loss or expense incurred was required to be insured against by such other party. Any insurance policies obtained by the parties pursuant to this Agreement shall contain provisions or have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer.

         B. STATUS OF PARTIES. It is expressly understood and agreed that Capital shall act as an independent contractor in the performance of this Agreement. No provision hereof shall be deemed or construed to create a partnership or a joint venture between Owner with respect to the Facility or otherwise.

         C. ADDITIONAL ACTION. In order to carry out the intent and spirit of this Agreement, Owner and Capital will do all acts and things necessary including the execution of other agreements.

         D. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement between Capital and Owner. Any change or modification of this Agreement must be in writing and signed by all parties hereto.

         E. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

         F. ASSIGNMENT, ETC. Except for an assignment by Capital to an affiliate, Capital shall not, without Owner's prior written approval (which approval shall not be unreasonably withheld), assign any of its rights or obligations under this Agreement.

         G. GOVERNING LAW. This Agreement, its interpretation, validity and performance shall be governed by the laws of the State of Texas.

         H. NON-COMPETE. Without the prior written consent of Capital, for a period of three years following termination of this Agreement, Owner will not employ or engage any Capital employee assigned to or employed by the Facility at any time during the last twelve
             (12) months of the term of this Agreement. This Section shall not apply to any lender of Owner which takes over control of the Facility.


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         I.  CONDITIONS BEYOND CONTROL OF PARTIES. Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. Circumstances are likely to arise from time to time which may require that budgets be exceeded, and Capital shall not be liable for budget overruns.

         J. INDEMNIFICATION. Owner will indemnify and hold harmless Capital from any and all liability arising incident to Owner's performance of its duties under this Agreement. Capital will indemnify and hold harmless Owner from any and all liabilities arising incident to Capital's performance of its duties under this Agreement.

             Owner shall also indemnify and hold Capital harmless against any and all losses, costs or expenses incurred by Capital by reason of, arising out of or in any way related to noncompliance by the Facility with all applicable state, federal and local laws, ordinances, rules and regulations relating to the physical condition of the property of the Facility, provided Capital shall promptly notify Owner of Capital's knowledge of any such noncompliance.

         K. ARBITRATION. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to arbitration in accordance with rules of the American Arbitration Association. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith within a reasonable time, on the selection of an arbitrator, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the Selected Arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held in Dallas/Ft. Worth, Texas or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration are to be shared by both parties equally, provided that the arbitrator may choose to award the costs of arbitration against the losing party if the arbitrator determined that the final position urged by the losing party was not reasonable.


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TRIAD SENIOR LIVING _, L.P.                 CAPITAL SENIOR LIVING, INC.

By:  Triad Senior Living, Inc.
     Its General Partner


By:                                         By:
   -------------------------------             ------------------------------
Name:                                       Name:
    ------------------------------               ----------------------------
Title:                                      Title:
     -----------------------------               ----------------------------


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